Exhibit 10.18

CONFIDENTIALITY, NON-COMPETITION, NON-SOLICITATION AND

INTELLECTUAL PROPERTY RIGHTS AGREEMENT

THIS CONFIDENTIALITY, NON-COMPETITION, NON-SOLICITATION, AND INTELLECTUAL PROPERTY RIGHTS AGREEMENT (this “Agreement”) is entered into as of October 1, 2015 by and between Tornier, Inc., a Delaware corporation (together with all its subsidiaries and affiliates owned or controlled, directly or indirectly, now or in the future, the “Company”), and Terry M. Rich (“Employee”).

I N T R O D U C T I O N:

A. The Company designs, manufactures and markets orthopaedic medical devices and biologics. The Company conducts business in a highly competitive market and has invested significant time and resources in developing its products, business, customer, and employee relationships.

B. The Company must protect its confidential and proprietary information, and its relationships with customers, prospective customers, and other entities doing business with the Company, which constitute valuable assets of the Company and which the Company would not otherwise make accessible to Employee.

C. The Company must protect critical relationships with the Company’s customers and prospective customers that the Company has developed on the Company’s behalf and at the Company’s expense.

D. As a condition of Employee’s employment and access to confidential and proprietary Company information, and of allowing Employee to develop knowledge regarding relationships with the Company’s customers and prospective customers, and in consideration of employment and the Company’s compensation of the Employee, including without limitation wages, salary, potential bonuses, and other benefits, the Employee and the Company agree to enter into and comply with this Agreement.

A G R E E M E N T:

In consideration of the Company’s offer of employment, compensation, benefits, and the mutual promises and covenants set forth in this Agreement, and other valuable consideration, the sufficiency of which are hereby acknowledged, the Employee and the Company agree to be bound by and comply with this Agreement:

1. Confidentiality.

1.1 Except as required by Employee’s duties to the Company, Employee shall not, at any time during employment by Employer or thereafter, directly or indirectly disclose, furnish, make use of, or make accessible to any person, firm, corporation, or other entity, any Confidential Information (as defined below) developed or obtained while Employee was in the employ of the Company.

1.2 As used in this Agreement, “Confidential Information” means all information of the Company, whether or not developed by Employee, and all information of its customers and suppliers, including without limitation any formula, pattern, compilation, program, device, method, technique or process, that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use. Confidential Information includes but is not limited to trade secrets, and it may relate to such matters as research and development, manufacturing processes, management systems and techniques, the identity and requirements of customers, the identity of suppliers, strategic or financial data or plans, and sales and marketing plans and information. Confidential Information does not lose its confidential status merely because it was known by a limited number of persons or entities or because it did not originate entirely with the Company.

1.3 Employee acknowledges that the above-described knowledge and information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company, that the Company would not grant Employee access to such knowledge and information in the absence of this Agreement, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company. Employee shall refrain from intentionally committing any acts that would materially reduce the value of such knowledge or information to the Company.

2. Conduct During Employment; Conflicts and Loyalty. Employee understands that Employee owes a duty of loyalty to the Company during the term of Employee’s employment. While employed by the Company, (i) Employee will in good faith devote Employee’s best efforts and entire working time to the performance of services for the Company under the direction of managers and officers of the Company, and (ii) Employee will not serve as an independent contractor, employee, consultant, or in any other business capacity for any other person, firm, corporation or other business entity.

3. Noncompetition and Nonsolicitation Covenants.

3.1 Agreement Not to Compete. During the term of Employee’s employment with the Company and for a period of one year from and after the termination of Employee’s employment with the Company, whether such termination is with or without cause, or whether such termination is at the instance of Employee or the Company (the “Restricted Period”), Employee shall not, for himself or herself or on behalf of or in conjunction with any third party, engage or participate, either individually or as an employee, consultant or principal, partner, agent, trustee, officer, director, investor or shareholder of a corporation, partnership, limited liability company, or other business entity that engages in the Protected Business anywhere in the World. “Protected Business” means the design, development, manufacture, servicing, sale, solicitation, promotion, marketing or distribution of any medical products or services competitive with products manufactured, marketed or sold by the Company or any of its subsidiaries or any medical products or services intended to be manufactured, marketed or sold by the Company of the same type or general function. Notwithstanding the foregoing, if during the last twelve (12) months of Employee’s employment with the Company, Employee had no management duties or responsibilities and was engaged exclusively in sales activities, including selling, soliciting the sale of or supporting the sale of the Company’s products through direct contact with the Company’s customers, then the restrictions of this Section 3.1 will be limited to all geographic territories and account assignments to which Employee was assigned or for which Employee had supervisory and/or management responsibility during the last twenty four (24) months of Employee’s employment with the Company. Notwithstanding the foregoing, nothing in this Section 3.1 shall be deemed to preclude Employee from holding less than 1% of the outstanding capital stock of any corporation required to file periodic reports with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and the securities of which are listed on any national securities exchange or traded on the over-the-counter market.

3.2 Agreement Not to Solicit Employees. During the Restricted Period, Employee shall not, directly or indirectly, alone or on behalf of any person or business entity, aid, encourage, advise, solicit, induce or attempt to induce any employee of the Company to leave his or her employment with the Company in order to accept employment with Employee or with any other person or entity with which Employee is or may become associated, affiliated or connected.

3.3 Agreement Not to Solicit Customers and Suppliers.

(a) During the Restricted Period, Employee shall not, directly or indirectly, alone or on behalf of any person or business entity, cause or attempt to cause any customer, prospective customer, vendor, supplier, or other business contact of the Company (i) to terminate, limit, or in any manner adversely modify or fail to enter into any actual or potential business relationship with the Company or (ii) to enter into or expand any actual or potential business relationship with any competitor of the Company.

(b) If during the last twelve (12) months of Employee’s employment with the Company, Employee had no management duties or responsibilities and was engaged principally in sales activities, including selling, soliciting the sale of or supporting the sale of the Company’s products through direct contact with the Company’s customers, then for a period of two (2) years from and after the termination of Employee’s employment with the Company, whether such termination is with or without cause, or whether such termination is at the instance of Employee or the Company, Employee shall not, directly or indirectly, alone or on behalf of any person or business entity, solicit any person or entity (i) whom Employee or any of Employee’s Subordinates (as defined below), if any, called on or serviced on behalf of the Company at any time during the three (3) years preceding the termination of Employee’s employment with the Company or (ii) from whom Employee or any of Employee’s Subordinates, if any, directly or indirectly solicited business or to whom Employee or any of Employee’s Subordinates, if any, submitted proposals to perform services on behalf of the

Company at any time during the three years preceding the termination of Employee’s employment, with respect to any product or service competitive with or similar to any products or services of the Company. For purposes of this Section 3.3(b), “Subordinates” shall include any of the Company’s employees reporting to Employee at any time during the three years preceding the termination of Employee’s employment.

3.4 Judicial Modification. If the duration of, the scope of, or any business activity covered by any provision of this Section 3 is in excess of what a court of competent jurisdiction under this Agreement determines to be valid and enforceable under applicable law, such provision shall be construed to cover only that duration, scope or activity that such court determines to be valid and enforceable, and the Company and Employee consent to the judicial modification of the scope and duration of the restrictions in this Section 3 in any proceeding brought to enforce such restrictions so as to make them valid, reasonable and enforceable. Employee hereby acknowledges that this Section 3 shall be given the construction which renders its provisions valid and enforceable to the maximum extent, not exceeding its express terms, possible under applicable law.

4. Patents, Copyrights and Related Matters.

4.1 Inventions. As used in this Agreement, the term “Invention” means discoveries, inventions, innovations, materials, suggestions, mask works, works of authorship, know-how, ideas (whether or not shown or described in writing or reduced to practice), conceived, reduced to practice, authored, or developed by Employee or jointly with others, whether or not patentable, copyrightable or registerable. “Company Inventions” means any Inventions which (a) relate directly to the business of the Company; (b) relate to the Company’s actual or anticipated research or development; (c) result from any work performed by Employee for the Company, for which equipment, supplies, facility or Company Confidential Information is used; or (d) is developed on any Company time.

4.2 Disclosure of Prior Inventions. Employee has identified on Exhibit A to this Agreement all Inventions relating in any way to the Company’s business or demonstrably anticipated research and development that were made by Employee prior to employment with the Company, and Employee represents that such list is complete. Employee represents that Employee has no rights in any such Inventions other than those specified in Exhibit A. If there is no such list on Exhibit A, Employee represents that Employee has made no such Inventions at the time of signing this Agreement.

4.3 Obligations Regarding Company Inventions. Employee understands that the Company is continually developing new products, processes, systems and machines of which Employee may have knowledge. Employee agrees that during Employment, to the extent Employee is involved with Company Inventions, Employee will (a) keep accurate, complete and timely records of all Company Inventions, which records shall be the Company’s property and be retained on the Company’s premises; (b) promptly and fully disclose and describe all Company Inventions in writing; (c) assign (and Employee does hereby assign) to the Company all of Employee’s rights to all Company Inventions, and to applications for letters patent, copyright registrations and/or mask work registrations in all countries and to letters patent, copyright registrations and/or mask work registrations granted upon such Company Inventions in all countries; and (d) acknowledge and deliver promptly to the Company (without charge to the Company but at the Company’s expense) such written instruments and to do such other acts as may be necessary in the opinion of the Company to preserve Company Inventions against forfeiture, abandonment, or loss, and to obtain, defend or maintain such letters patent, copyright registrations and/or mask work registrations, and to vest the entire right and title thereto in the Company. Notwithstanding anything to the contrary set forth herein, in some circumstances, the provisions of this Section 4 may not apply to inventions for which no equipment, supplies, facility or trade secret information of the Company was used and which were developed entirely on Employee’s own time, and (a) which do not relate directly to the business of the Company or to the Company’s actual or demonstrably anticipated research or development, and (b) which do not result from any work performed by Employee for the Company.

4.4 Future Inventions. Employee recognizes that Company Inventions or Confidential Information relating to Employee’s activities while working for the Company and conceived or made by Employee, alone or with others, within one (1) year after termination of employment may have been conceived in significant part while employed by the Company. Accordingly, Employee agrees that such post-employment Inventions and proprietary information will be presumed to have been conceived during employment with the Company and are to be assigned and are hereby assigned to the Company unless and until Employee has established the contrary.

4.5 Appointment of Company as Agent/Attorney-in-Fact. In the event that the Company is unable for any reason to secure Employee’s signature to any document required to apply for or execute any patent, copyright, maskwork or other applications with respect to any Inventions (including improvements, renewals, extensions, continuations, divisions or continuations in part thereof), Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agents and attorneys-in-fact to act for and on my behalf and instead of Employee, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, maskworks or other rights thereon with the same legal force and effect as if executed by Employee.

5. Return of Records and Property; Cooperation.

5.1 Upon termination of Employee’s employment, upon Employee’s resignation, or at any time immediately upon the Company’s request, Employee shall promptly deliver to the Company any and all loaners, tool kits, Company records and any and all Company property in Employee’s possession or under Employee’s control and all copies thereof (whether in hard copy or stored in electronic or magnetic media, whether furnished by the Company or compiled by Employee, and whether or not containing Confidential Information), including without limitation products, formulae, technology, processes, marketing plans, price lists, customer lists, prospect lists, manuals, books, blank forms, documents, correspondence, memoranda, notes, notebooks, reports, printouts, computer disks, computer tapes, source codes, data, tables, calculations, and all other materials or information relating to the business of the Company, and keys, access cards, access codes or other access information, passwords, credit cards, personal computers, telephones and other electronic equipment belonging to the Company.

5.2 Upon termination of Employee’s employment or at any time as requested by the Company, Employee agrees to make available to any person designated by the Company all information that Employee has concerning work Employee performed for the Company and any pending, reasonably anticipated or past transactions that may affect operation of the Company.

6. At-Will Employment. Unless Employee has entered into an express written agreement signed by an officer of the Company which explicitly alters the at-will relationship, Employee’s employment relationship with the Company is at will and it is not for any fixed term or duration. The Company may terminate Employee’s employment with the Company at any time and for any reason, with or without cause or notice. Employee may terminate Employee’s employment with the Company for any reason at any time. Nothing in this Agreement is intended to alter this at-will employment relationship, and such at-will employment relationship may not be modified except by an express written agreement signed by an officer of the Company and Employee.

7. No Conflicting Obligations. Employee represents and warrants to the Company that Employee is not contractually prohibited from executing and abiding by this Agreement, and that Employee’s employment with the Company, and the performance of any duties as an Employee of the Company, will not breach or conflict with any non-competition, confidentiality, or other obligations to another employer. Employee further represents and warrants that Employee has not brought and will not bring to this employment by the Company any confidential or proprietary information, including trade secrets, of prior employers and agrees not to make use of or disclose such confidential or proprietary information in carrying out Employee’s duties.

8. Subsequent Engagement; Mandatory Notice. Employee agrees that during the Restricted Period, Employee will give the Company written notice delivered to the Chief Executive Officer of the Company, before accepting employment or any other type of engagement with any person(s) or entity that provides or plans to provide products or services similar to any products or services of the Company or for the benefit of similar clients to those of the Company. Such written notice will identify the new employer or contracting party, describe the nature of its business, and describe the Employee’s proposed job duties and Employee’s geographic territory or responsibilities.

9. Remedies. Employee hereby acknowledges that the provisions of this Agreement are reasonable and necessary to protect the legitimate interests of the Company and that any violation of the provisions of this Agreement by Employee would cause substantial and irreparable harm to the Company. Employee further acknowledges that it would be difficult to fully compensate the Company for monetary damages resulting from any breach by Employee of the provisions hereof. Accordingly, in the event of any actual or threatened breach of any such provisions, the Company shall, in addition to any other remedies it may have, be entitled to injunctive and other equitable relief to enforce such provisions, such relief may be granted without the necessity of proving actual monetary damages. Employee agrees that in the event Employee is found to have breached (or threatened to breach) any provision of this Agreement, Employee will be liable to Employer for reasonable attorneys’ fees and costs which the Employer incurred in enforcing this Agreement.

10. Miscellaneous.

10.1 Governing Law. In order to provide the Employee and Company with certainty and predictability, the Employee and Company agree that all matters relating to the interpretation, construction, application, validity and enforcement of this Agreement shall be governed by the laws of the State of Tennessee without giving effect to any choice or conflict of law provision or rule, whether of the State of Tennessee or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Tennessee.

10.2 Mandatory Jurisdiction and Venue. In order to facilitate efficient litigation and to provide the Employee and Company with certainty and predictability, the Employee and Company agree that the courts of the State of Tennessee and/or the federal district courts, Western District of Tennessee, shall have exclusive jurisdiction for the purpose of interpreting, enforcing, and resolving all issues of law, equity, or fact, arising out of or in connection with this Agreement, and all other claims and disputes related to the Employee’s employment with and/or separation from employment with the Employer. Any action involving such claims or disputes shall be brought in such courts. Each party consents to personal jurisdiction over such party in the State and/or federal courts of Tennessee and hereby waives any defense of lack of personal jurisdiction. Venue, for the purpose of all such suits shall be in the State or federal courts located in Shelby County, Tennessee.

10.3 Entire Agreement. This Agreement, and any employment agreement signed by an officer of the Company between the Company and Employee contain the entire agreement of the parties relating to the subject matter addressed therein and supersede all prior agreements and understandings with respect to such subject matter, and the parties hereto have made no other agreements, representations or warranties relating to the subject matter of this Agreement.

10.4 Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by an authorized officer of the Company, and the Employee.

10.5 No Waiver. No term or condition of this Agreement shall be deemed to have been waived, except by a statement in writing signed by the party against whom enforcement of the waiver is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived. Failure of the Company to require strict compliance with this

Agreement or to enforce or seek to enforce this Agreement in response to a breach by Employee does not constitute a waiver of the Company’s right subsequently to seek enforcement as to that breach or any other breach of this Agreement.

10.6 Assignment. This Agreement shall not be assignable, in whole or in part, by either party without the prior written consent of the other party, except that the Company may, without the consent of Employee, assign its rights and obligations under this Agreement (1) to any entity affiliated with the Company, (2) in connection with a merger or consolidation involving the Company, or (3) to any corporation or other person or business entity to which the Company may sell or transfer all or substantially all of its assets or the assets of any division. After any such assignment by the Company, the assignee shall thereafter be deemed to be “the Company” for purposes of all terms and conditions of this Agreement, including this Section 10.

10.7 Counterparts. This Agreement may be executed in any number of counterparts, and such executed counterparts shall constitute one Agreement.

10.8 Severability. Subject to Section 3.4, to the extent that any portion of any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

10.9 Captions and Headings. The captions and paragraph headings used in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

10.10 Tolling. Employee understands and agrees that in the event of any breach of his or her obligations under Section 3 of this Agreement, the period of restraint applicable to such obligations shall be automatically tolled for the amount of time the violation continues.

[Signature page follows]

By signing below, the Employee acknowledges that he/she has read, understands, agrees to comply with, and agrees to be bound by the foregoing Confidentiality, Non-Competition, Non-Solicitation and Intellectual Property Rights Agreement.

EMPLOYEE:

Signature:	/s/ Terry M. Rich

Name:	Terry M. Rich

Date:	October 15, 2015

COMPANY:

TORNIER, INC.

Signature:	/s/ Lance A. Berry

Name:	Lance A. Berry

Title:	Senior Vice President and Chief Financial Officer

Date:	October 15, 2015

Exhibit A

Prior Inventions